Contract No MO/A8 – 042 sale and purchase

Dated: 11.25.2002

Moscow

SRL ASCONI, created and acting under the legislation Republic of Moldova, represented by the General Director, Mr. Jitaru C., and acting in accordance to the by-laws of the company, hereinafter referred to as the “Seller”, on one part, and

OOO “MoPo”, Moscow, the Russian Federation, represented by the Neceaev V. acting in accordance to the by-laws of the company, hereinafter referred to as the “Buyer”, as another part, have executed the present Contract as provided herein below:

1. Object of the Contract

1.1.	The seller undertakes to ship, and the buyer to accept and pay the goods – wine products in assortment of manufacture of wineries in Moldova.
1.2.	The quantity of Goods supplied by this contract is 5,000,000 bottles.
1.3.	The total tentative amount of this agreement is $5,000,000.00 USA.
1.4.	Contractual assortment, total quantity and unit price of Goods for each shipment will be determined in subsequent Annexes to the present Contract, which will form its integral parts.

2. Quality of Goods, Packing and Marking

2.1	The Seller is responsible for the quality of the Goods.
2.2	The quality of the Goods should be in absolute accordance with the SM (Standard of Moldova) 117, GOST 7208, GOST 5575, which is indicated on the bottle label and confirmed by the International Quality Certificate and protocols of testing by the Department of Moldova Standard or State Standard of the Russian Federation. The bottling dates must conform to the dates indicated in the quality certificates.
2.3	Buyer shall provide excise stamps to Supplier. Necks of bottles must be pasted over with excise marks the glue which is not allowing taking out mark without its damage. Label excise marks on production ready to be send it is made by the seller after the written coordination with the buyer.
2.4	Excise stamps must be attached to bottles and accounted for as the customs and other applicable legislation of the Russian Federation require. The buyer is responsible for full and timely information to the seller regarding the rules of marking of wines and spirits products including all amendments.
2.5	Excise stamps received by the buyer from the seller based on several applications for stamps must be used in sequence.
2.6	Unused excise marks must be returned to Seller not latter then last consignment of Goods. Buyer has right to ask for return of unused and damaged marks anytime.
2.7	In case of cancellation of this Contract Seller returns to Buyer excise marks in 10 days.
2.8	In case, if after cancellation of this contract the stamps already were glued on bottles the seller must tear them off and glue them on white paper and give to the buyer. All expenses should be paid by the party who canceled the contract. In case the contract is canceled by agreement of both parties such expenses are shared between both parties equally.
2.9	Damages stamps shall be glued to blank sheets of paper as require by the legislation of the Russian Federation.
2.10	The losses resulted from damage or improper marking of the Goods and/or gluing of excise stamps are covered by the Seller. In case when excise marks can’t be processed, Seller is obligated to return the marks to the Buyer in reasonable time.
2.11	In case the seller violates the regulation of excise stamps required by the legislation of the Russian Federation, which will form its integral part of this contract the seller is responsible to compensate all expenses, losses and penalties.

2.12	If the seller fails to return the excise stamps in accordance with clause 2.6, or non-delivery of products on a timely basis, the seller shall pay the penalty in the amount of the cost of the stamps and the amount of the customs duty established by the legislation of the Russian Federation.
2.13	Packing and marking of goods must correspond to the samples coordinated by the parties. The parties make the certificate of the coordination of assortment and quantity of delivered production; make sealing up of control samples of production being reference in possible questions at issue on correctness of marks, registration of labels and a packaging of production.

3. Payment terms

3.1.	Payment terms:

Payment during 80 days from the date of shipment of the goods to customs declarations of the country of the sender. The date of issue of the goods is considered receptions of the goods by the Buyer. Payment is made by the buyer according to following documents:

•	a commercial account of the seller with the assortment and quantity of the shipped goods
•	itemized prices
•	total cost of the goods—3 originals;

3.3	The currency of the contract is US Dollar. The payment is US Dollar or Russian Rubles realized at a rate of complete cost of the consignment in US dollars. bank transfer on the settlement account of the Seller or parties assigned by
3.4	The payment is effective only when the funds are credited to the bank account of the seller. Payments is effectuated by a bank transfer or by letter of credit certified by a first rate European bank. All commissions except for the commissions related to the letter of credit aviso are paid by the buyer. The aviso commission is paid by the seller.

4. TERMS OF DELIVERY

4.1	The basis of delivery is OAP Russian border (the price indicated in the Annexes is the price in accordance with the terminology OAG – Russian Border (Incoterms 2000), which includes the cost of goods, packaging and marking, uploading to the transport, handling and customs procedures within the Republic of Moldova.
4.2	Shipping of goods is done by truck or rail in covered cars, thermos cars or refrigerated cars to the customs terminal in Moscow or Moscow region, with exact description of the delivery address within that region.
4.3	The shipment of goods is done in accordance with the Order form and schedule of shipment, which shall be agreed to no later than the 20th day of the month preceding the month for which the delivery is scheduled.
4.4	Any modifications of the quantity or assortment of goods after an Order is approved shall be executed in writing. Expenses related to additional marking caused by the changes in quantity or assortment of a shipment prepared for delivery shall be bourn by the party which caused the changes.
4.5	The Buyer shall be responsible for telegraphing from the destination point to the Chisinau train station to confirm its consent to receive the goods with the wine products at the indicated delivery address, as well as notify the Seller in writing regarding any changes in the destination information (the name and rail codes for the destination point, receiver, etc.)
4.6	Shipments of goods are performed according to the schedule provided that the Buyer is compliant with clauses 3.1, 3.3 and 2.3 of the present contract. The date of shipment is the date of the customs seal on the accompanying waybill of lading.
4.7	The shipper can be the Buyer or other wineries engaged production of wine products within the Republic of Moldova.

5. DELIVERY-ACCEPTANCE OF GOODS. RECLAMATION

5.1	The delivery acceptance of goods is done at the moment of unloading in Moscow at the Buyer’s warehouse or the customs terminal warehouse where the goods are cleared, in the presence of the shippers representing the Seller and authorized personnel representing the Buyer. During the acceptance of goods based on quantity the actual existence of goods is checked in accordance with the waybill and other accompanying documentation. In the absence of accompanying documents the acceptance is performed based on packing slips, and if packing slips are unavailable – based on actual quantity. The delivery – acceptance of the goods based on quantity is performed at the Buyer’s warehouse in the presence of :
•	Shippers representing the Seller authorized by a power of attorney to accompany the goods in transit and listing the assortment and quantity within the shipment. The shippers are authorized to deliver the goods and sign the certificates of delivery – acceptance.
•	Representing the Buyer – personnel authorized by a power of attorney to accept the goods and sign the certificates of delivery – acceptance.

In the absence of the Seller’s representative during the delivery-acceptance or their refusal to sign the certificates of delivery – acceptance, the representative of the transport company delivering the Goods to the place of the Goods’ acceptance in the point of destination is entitled to sign the delivery-acceptance statement unilaterally without additional conditions. The Buyer is empowered to sign the certificates unilaterally. From the moment of signing the certificate of delivery acceptance the Seller shall not accept any further claims regarding the quantity of the goods. Claims regarding the assortment of the goods shall be accepted within 15 days from the date of signing of the delivery – acceptance certificate.

5.2	Claims on quality of wine products can be declared by the buyer not later than 20 days before the expiration term, what agrees to condition of the present contract,

- Wine ordinary	4 months from the date of bottling
- Wine sustained (branded)	6 months from the date of bottling
- Sparkling	6 months from the date of bottling
- Wine ordinary	6 months from the date of bottling

5.3	The Seller or the shipper authorized by the Seller of the Buyer shall ensure the transportation conditions which maintain the quality of the goods. The Seller shall ensure storage conditions, which maintain the quality of the goods. The shipping and storage conditions shall be in compliance with GOST standards of the Republic of Moldova and Russian Federation.
5.4	When disputes regarding the quality of goods arise, the final analysis of wine shall be performed at a laboratory in Moscow or Chisinau as agreed by the parties. The samples are selected from the shipment delivered to the Buyer. The results of the analysis shall be final and shall not be appealed.

6. Documentation

6.1	For any and all shipments the Seller must issue a full set of the following documents:
1)	Way – Bill (CMR);
2)	Certificate of Compliance;
3)	Certificate of Goods Origin CT-1 with the expert certificate attached
4)	Invoice where all prices and amounts shall be in the currency of the contract (USD);
5)	Copy of the application for excise stamps, receipt for stamps, commitment to import Goods by the buyer (provided by the buyer during the transfer of excise stamps).
6)	A copy of the export declaration;
7)	Price list issued by the producer;
8)	Quality Certificate issued by the producer;
9)	Bill of rail car loading with the number of bottles, serial excise stamps and number of declaration for buying excise stamps.
10)	Seller shall fax copies of documents to the buyer within 24 hours upon shipment.

6.2	Seller must have the document, which confirms registration contractor keeper and producer as the payer of taxes from the income.
6.3	24 hours before loading Seller must fax to Buyer unloading notification where all Goods are listed.

7. Responsibilities of Parties. Force-Major

7.1	Both Parties are responsible for default or inadequate execution of the contract obligations according to Russian Federation legislation.
7.2	All the risk, the Goods are exposed to and the expenses related to the Goods, up to the moment of the transfer as per the shipping terms indicated in the Contract, takes the buyer. To escort goods from Chisinau to Moscow the seller signs contract with people who will be responsible for cargo safety.
7.3	Idle times of a railway transportation at loading, along the line, during work on release of the goods in the free reference, at a unloading is charged to the guilty party.
7.4	Any of the parties will not have responsibility for default, or inadequate execution of obligations under the present contract if this execution, or inadequate execution was consequence of obligations irresistibility forces arisen after the conclusion of the contract in result event extreme nature, which parties could not expect, or prevent, such as Contract namely; fire, acts of the elements of war, military operations of any character, blockade, prohibition of export or import or any other circumstances beyond the control of the Parties.
7.5	The Party, for which it became impossible to fulfill its obligations according to the present Contract, is obliged to advise immediately (not later than 7 days) other Party about the beginning and about the termination of events interfering fulfillment of the obligations. In case the first party no informs the second Party about arising of the Force-Major circumstances, the first Party loses the right to refer to them in connection with default of the Contract obligations.
7.6	During force-major circumstances effect of the present contract its interrupt.
7.7	If the above-stated circumstances proceed more, than 3 (three) months, each of the Parties has the right to discontinue any further fulfillment of their obligations according to the present Contract; and in such case any of the parties has not the right to require from other party compensation of the possible losses, except repayment of debts having a place up to the moment of Force-Major arising.
7.8	At advance cancellation of the Contract of the Party should settle up under all obligations (including settlement of debts), arisen up to the moment of cancellation of the Contract.
7.9	In case of non-performance or insecure execution of one of the Party, the guilty one indemnifies for loses.
7.10	If the term of payments are violated, Buyer should pay the fine at a rate of 0,05% from cost of the Goods for every delay day.
7.11	At exhibiting by the Seller of the invoice to address of the Buyer, on advance payment for the delivered Goods, and delayed shipment of the Goods, the Seller pays to the Buyer the fine at a rate of 0,05% from cost of the Goods not delivered in time for each working day of delay of terms of shipment.

8. Arbitrage

8.1	All disputes, arising between the parties at signing, execution or avoidance of the present Contract, the Parties under take to decide through negotiations.
8.2	In case of impossibility of put of rights by negotiations of the Party preliminary measures on its pre-trial settlement take by presentation to a party in fault of the claim, by applying to the International Commerce Arbitrage Court at the Chamber of Commerce of the Russian Federation. The applicable law if the law of the Russian Federation.
8.3	The decision of the Arbitrage shall be final for both parties.

9. Additional conditions

9.1	The present Contract shall be considered in force from the moment of signing by both Parties involved, and will be valid to December 30, 2003. The present Contract may be extended after the said period providing both Parties agreement.
9.2	By signing of the present Contract both Parties agree, that all previous commitments, agreements, contracts and so forth shall be considered null and void.
9.3	Both Parties involved are in no way allowed to transfer their obligations under the present Contract, unless otherwise agreed by both sides in written form.
9.4	The present Contract can be canceled only by a mutual consent of the parties, or in case of approach force-major circumstances. The contract stops the effect after performance by the parties of the contract obligations. Performance by the Parties of contract obligations is made out by the report, signed by authorized persons from both parties.
9.5	All amendments, modifications, and additions to the present contract shall be valid only if they are executed in writing by the authorized representatives of both parties.
9.6	Present Contract has been drawn in the Russian language in two originals, both originals having equal legal validity.

10. Legal Address for both Sides and Bank’s requisitions.

Seller SRL ASCONI	Buyer OOO “MoPo”

INTERMEDIARY BANK:

AKB “Sberegatelinii bank RF”, Moscow

SWIFT:3010181 acc 0400000000225

ACCOUNT WITH INSTITUTION

AO “Banka de economii”, Moldova

SWIFT: BECOM02X

BENEFICIARY CUSTOMER:

ACC.22511016432170

SRL ASCONI

INTERMEDIARY BANK: AKB “Kredittrust”, Moscow SWIFT:044599743 ACC. 40702840000030026936

Republic of Moldova District Chisinau	The Russian Federation Moscow

C. Jitaru Authorized Signature General Director	V. Neceaev Authorized Signature General Manager